Exhibit 4.58

EXECUTION VERSION

JOINDER NO. 1 (this “Joinder”) dated as of December 22, 2016 to the Credit Agreement, dated as of January 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among INTELSAT (LUXEMBOURG) S.A., INTELSAT JACKSON HOLDINGS S.A. (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (in such capacity the “Administrative Agent”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CREDIT SUISSE SECURITIES (USA) LLC and J.P. MORGAN SECURITIES LLC, as joint lead arrangers, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CREDIT SUISSE SECURITIES (USA) LLC, J.P. MORGAN SECURITIES LLC , BARCLAYS CAPITAL INC., DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY & CO. INCORPORATED and UBS SECURITIES LLC, as joint bookrunners, CREDIT SUISSE SECURITIES (USA) LLC and J.P. MORGAN SECURITIES LLC, as Co-Syndication Agents, BARCLAYS BANK PLC and MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agents and BANK OF AMERICA, N.A., as a Letter of Credit Issuer.

A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.    As of December 22, 2016, (i) Intelsat Connect Finance S.A., a sociètè anonyme existing under the laws of Luxembourg (“Intermediate Holdco”) was formed and became a wholly-owned direct subsidiary of Holdings, (ii) Holdings contributed all of the capital stock of the Borrower, to Intermediate Holdco and (iii) the Borrower wishes to join Intermediate Holdco to the Credit Agreement as Holdings Successor pursuant to the terms of Section 15.11 of the Credit Agreement.

C.    The Guarantors have provided the Guarantees in order to induce the Administrative Agent, Syndication Agents, Joint Lead Arrangers and the Lenders, Documentation Agents and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuers to make their respective Credit Events to the Borrower under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreements with the Credit Parties. Section 15.11 of the Credit Agreement provides that Holdings Successor shall assume and succeed to the obligations of Holdings (including the Holdings Guarantee under the Credit Agreement) by execution and delivery of an instrument in the form of this Joinder. Intermediate Holdco is executing this Joinder as Holding Successor in accordance with the requirements of the Credit Agreement to become Holdings and a Guarantor in order to induce the Lenders and the Letter of Credit Issuers to make additional Credit Events and as consideration for Credit Events previously made.

Accordingly, the Administrative Agent and Intermediate Holdco as Holdings Successor agree as follows:

SECTION 1.    In accordance with Section 15.11 of the Credit Agreement, the Holdings Successor by its signature below hereby becomes Holdings and a Guarantor under the Credit Agreement and the other Credit Documents with the same force and effect as if originally named therein as Holdings and a Guarantor, and Holdings Successor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as Holdings and a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as Holdings and a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to Holdings or a Guarantor in the Credit Agreement and each other Credit Document shall be deemed to refer to Holdings Successor. The Credit Agreement is hereby incorporated herein by reference. This joinder shall be a Credit Document. Without limitation of the generality of the foregoing, Holdings Successor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations of the Credit Parties to the Secured Parties, on the terms set forth in Section 15 of the Credit Agreement.

SECTION 2.    Holdings Successor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity and subject to mandatory Luxembourg law provisions.

SECTION 3.    This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Joinder shall become effective as to Holding Successor when the Administrative Agent shall have received counterparts of this Joinder that, when taken together, bear the signature of such Holdings Successor and the Administrative Agent.

SECTION 4.    Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Credit Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to Holdings Successor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

SECTION 8.    Holdings Successor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Joinder, including the fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, Holdings Successor and the Administrative Agent have duly executed this Joinder to the Credit Agreement as of the day and year first above written.

INTELSAT CONNECT FINANCE S.A.

By:	/s/ Jacques Kerrest
Name:	Jacques Kerrest
Title:	Director

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Paley Chen
Name:	Paley Chen
Title:	Vice President

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